UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  06/20/2008

BNC BANCORP
(Exact name of registrant as specified in its charter)

Commission File Number:  000-50128

NC	47-0898685
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

831 Julian Avenue, Thomasville, NC 27360
(Address of principal executive offices, including zip code)

336-476-8149
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

    Effective June 16, 2008 Ralph N. Strayhorn III is no longer serving as Executive Vice President, Chief Administrative Officer, and director of BNC Bancorp and its banking subsidiary, Bank of North Carolina. Mr. Strayhorn was serving as a director for a term ending at the 2011 annual meeting. A successor Chief Administrative Officer has not been named and a candidate to fill the board vacancy created by Mr. Strayhorn's departure has not been identified. Mr. Strayhorn intends to pursue other career interests, which could include wealth management and other related services. BNC Bancorp values the service Mr. Strayhorn gave to BNC Bancorp and Bank of North Carolina since July 2006, when SterlingSouth Bank & Trust Company, of which Mr. Strayhorn was President and Chief Executive Officer, merged into the BNC Bancorp organization.

    BNC Bancorp, Mr. Strayhorn, and their counsel are negotiating the agreement memorializing the terms of Mr. Strayhorn's separation, including customary mutual releases of liability and a statement of severance and other benefits owing to Mr. Strayhorn under his December 18, 2007 Employment Agreement with BNC Bancorp and the bank, under his December 18, 2007 Amended Salary Continuation Agreement with the bank, and under his December 18, 2007 Amended Endorsement Split Dollar Agreement with the bank. Mr. Strayhorn will also execute an agreement not to compete with BNC Bancorp and the bank for 24 months, but the agreement not to compete is expected to allow Mr. Strayhorn to provide asset and trust management, wealth management, and investment services. Although the terms of Mr. Strayhorn's separation agreement have not been finalized, BNC Bancorp expects that Mr. Strayhorn's severance and other benefits will consist of the following

o cash severance in the approximate amount of $480,264, which under section 4.1(a) of Mr. Strayhorn's Employment Agreement is the equivalent of continued base salary for the 25-month remaining term of the Employment Agreement. The cash severance benefit will be paid in a single lump sum within 30 days after July 16, 2008,

o a cash payment in the amount of $67,500 in exchange for Mr. Strayhorn's agreement never to assert any entitlement to the enhanced severance or other change-in-control benefits that would be payable to him if a change in control of BNC Bancorp occurs after his employment termination, an entitlement Mr. Strayhorn could assert under the change-in-control provision in section 5.1(b) of his Employment Agreement,

o continued life and medical insurance coverage for up to 25 months under section 4.2 of his Employment Agreement, and

o an early termination benefit of approximately $117,000 under section 2.2.3 of Mr. Strayhorn's Amended Salary Continuation Agreement, payable in a single lump sum on January 1, 2009.

    The December 18, 2007 Amended Endorsement Split Dollar Agreement between Mr. Strayhorn and Bank of North Carolina is not affected by Mr. Strayhorn's separation. That agreement grants to Mr. Strayhorn the right to designate the beneficiary of up to $2 million of death proceeds payable under insurance on Mr. Strayhorn's life, which insurance is owned by the bank. The bank will receive the remainder of the death proceeds.

    Mr. Strayhorn's Employment Agreement, Amended Salary Continuation Agreement, and Amended Endorsement Split Dollar Agreement are included as exhibits in the Form 8-K filed by BNC Bancorp on December 27, 2007. Reference is made to those exhibits for additional information concerning Mr. Strayhorn's severance and benefit arrangements, and those exhibits are incorporated by reference herein.

Item 9.01.    Financial Statements and Exhibits

10(i)(d) Employment Agreement of Ralph N. Strayhorn III (incorporated by reference to BNC Bancorp's Current Report on Form 8-K filed on December 27, 2007)

10(ii)(d) Amended Salary Continuation Agreement of Ralph N. Strayhorn III (incorporated by reference to BNC Bancorp's Current Report on Form 8-K filed on December 27, 2007)

10(vi)(d) Amended Endorsement Split Dollar Agreement of Ralph N. Strayhorn III (incorporated by reference to BNC Bancorp's Current Report on Form 8-K filed on December 27, 2007)

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BNC BANCORP

Date: June 20, 2008	By:	/s/ David B. Spencer
David B. Spencer
Executive Vice President & Chief Financial Officer